EXHIBIT 10.18

December 2, 2011

Mr. Dennis Lyons
1201 Greystone Cove Circle
Birmingham, AL 35242

Dear Dennis,

It is with great pleasure and enthusiasm that we offer you the position of Senior Vice President, Store Operations, reporting to this office with the following compensation and an anticipated starting date of Monday, January 9, 2012:

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Your base salary will be $220,000 per year, paid in bi-weekly installments.  The annual review process is completed following each fiscal year end and you will be eligible for consideration for a base salary increase following Fiscal 2012, approximately in April 2013.

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Short Term Incentive Plan:  You will participate in the Company’s 2012 Short Term Incentive Plan at the SVP level, on the same schedule as your peers, with bonus determined by FY 2012 actual-to-target results, payable approximately March 2013.  If both our Corporate and your personal goals are met, payout levels will be 30% (threshold), 40% (target) or 100% (maximum) of your base compensation, depending on the level of achieved goals.

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Restricted stock award of 25,000 shares of Hancock Fabrics’ stock.  It is very important to us that you have an opportunity to be a significant owner of Hancock Fabrics, Inc. as the stock vests.  These shares will be granted to you upon Board approval and will vest 20% annually, beginning on the first anniversary of the grant.

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Options to buy 50,000 shares of stock, pending Board approval.  The advantage of stock options is that the price at which you may buy shares of stock is locked in at the current price, and the option to buy shares at that price is available regardless of how high the stock price may go up in the future.  These options may be exercised as follows: 25% of the shares on or after the first anniversary of the date of grant, and the balance may be exercised at the rate of 1/36th of the remaining shares on or after the last day of the thirteenth month from the date of grant, and on or after the last day each additional month thereafter.

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Long Term Incentive Plan:  You are eligible to participate in the Company’s Long Term Stock Plan at the SVP level, which grants options that vest at 100% in years where target performance goals are met, and a lesser amount in years where minimum goals are achieved.  For 2012 you will have a 13,333 restricted share option.

•	Severance Agreement, if a change in control of the Company occurs. At the SVP level, the benefit is equal to one and one-half times salary, plus prorated bonus.

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Medical and dental insurance is available to all salaried employees immediately upon hire, with no waiting period.  Hancock Fabrics pays approximately 75% of the total premium, with the employee paying the remainder.  You will be eligible to participate in the Company sponsored 401(k) plan following your one year anniversary with the Company.

•	Vacation – three weeks per year, including your first anniversary year 2012-2013.

•	You will be provided with a car allowance of $600 per month.

Dennis, as we have discussed, we have our share of business challenges, however, we are ready to grow our business and I think you will agree that this is a great opportunity for you, personally, professionally and financially.  We look forward to your acceptance of this agreement and joining the Hancock Fabrics’ leadership team.

Upon acceptance of this agreement, please sign, date and return one copy in the enclosed envelope.

Sincerely yours,

/s/ Steven Morgan
Steven Morgan	Mr. Dennis Lyons
President and Chief Executive Officer
Date

Enclosure:  Benefits Information